UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

BankUnited, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

06652K103

(CUSIP Number)

January 31, 2014

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 06652K103	SCHEDULE 13G	Page 1 of 34

1	NAMES OF REPORTING PERSONS The Carlyle Group L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,448,314
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,448,314
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,448,314
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 2 of 34

1	NAMES OF REPORTING PERSONS Carlyle Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,448,314
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,448,314
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,448,314
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. 06652K103	SCHEDULE 13G	Page 3 of 34

1	NAMES OF REPORTING PERSONS Carlyle Holdings II GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,092,658
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,092,658
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,092,658
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. 06652K103	SCHEDULE 13G	Page 4 of 34

1	NAMES OF REPORTING PERSONS Carlyle Holdings II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Québec
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,092,658
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,092,658
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,092,658
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%
12	TYPE OF REPORTING PERSON OO (Québec société en commandit)

CUSIP No. 06652K103	SCHEDULE 13G	Page 5 of 34

1	NAMES OF REPORTING PERSONS TC Group Cayman Investment Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,092,658
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,092,658
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,092,658
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 6 of 34

1	NAMES OF REPORTING PERSONS TC Group Cayman Investment Holdings Sub L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,092,658
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,092,658
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,092,658
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 7 of 34

1	NAMES OF REPORTING PERSONS TC Group V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,546,329
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,546,329
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,546,329
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. 06652K103	SCHEDULE 13G	Page 8 of 34

1	NAMES OF REPORTING PERSONS TC Group V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,546,329
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,546,329
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,546,329
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 9 of 34

1	NAMES OF REPORTING PERSONS Carlyle Partners V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,455,378
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,455,378
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,455,378
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 10 of 34

1	NAMES OF REPORTING PERSONS CP V Coinvestment A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 58,450
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 58,450
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,450
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 11 of 34

1	NAMES OF REPORTING PERSONS CP V Coinvestment B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,220
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,220
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,220
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 12 of 34

1	NAMES OF REPORTING PERSONS Carlyle Partners V-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 29,281
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 29,281
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,281
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 13 of 34

1	NAMES OF REPORTING PERSONS Carlyle Financial Services, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,546,329
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,546,329
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,546,329
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%
12	TYPE OF REPORTING PERSON OO (Cayman Islands Exempt Company)

CUSIP No. 06652K103	SCHEDULE 13G	Page 14 of 34

1	NAMES OF REPORTING PERSONS TCG Financial Services, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,546,329
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,546,329
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,546,329
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 15 of 34

1	NAMES OF REPORTING PERSONS Carlyle Financial Services BU, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,546,329
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,546,329
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,546,329
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 16 of 34

1	NAMES OF REPORTING PERSONS Carlyle Holdings I GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 355,656
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 355,656
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,656
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 06652K103	SCHEDULE 13G	Page 17 of 34

1	NAMES OF REPORTING PERSONS Carlyle Holdings I GP Sub L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 355,656
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 355,656
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,656
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. 06652K103	SCHEDULE 13G	Page 18 of 34

1	NAMES OF REPORTING PERSONS Carlyle Holdings I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 355,656
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 355,656
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,656
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 19 of 34

1	NAMES OF REPORTING PERSONS TC Group, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 355,656
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 355,656
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,656
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. 06652K103	SCHEDULE 13G	Page 20 of 34

1	NAMES OF REPORTING PERSONS TC Group Sub L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 355,656
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 355,656
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,656
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 21 of 34

1	NAMES OF REPORTING PERSONS TC Group CSP II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 355,656
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 355,656
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,656
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

CUSIP No. 06652K103	SCHEDULE 13G	Page 22 of 34

1	NAMES OF REPORTING PERSONS CSP II General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 355,656
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 355,656
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 355,656
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 23 of 34

1	NAMES OF REPORTING PERSONS Carlyle Strategic Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 343,708
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 343,708
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 343,708
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 24 of 34

1	NAMES OF REPORTING PERSONS CSP II Coinvestment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,948
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,948
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,948
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 06652K103	SCHEDULE 13G	Page 25 of 34

ITEM 1. (a)	Name of Issuer:

BankUnited, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

14817 Oak Lane

Miami Lakes, FL 33016

ITEM 2. (a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.P.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

TC Group V, L.L.C.

TC Group V, L.P.

Carlyle Partners V, L.P.

CP V Coinvestment A, L.P.

CP V Coinvestment B, L.P.

Carlyle Partners V-A, L.P.

Carlyle Financial Services, Ltd.

TCG Financial Services, L.P.

Carlyle Financial Services BU, L.P.

Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings I L.P.

TC Group, L.L.C.

TC Group Sub L.P.

TC Group CSP II, L.L.C.

CSP II General Partner, L.P.

Carlyle Strategic Partners II, L.P.

CSP II Coinvestment, L.P.

CUSIP No. 06652K103	SCHEDULE 13G	Page 26 of 34

(b)	Address or Principal Business Office:

The address for each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., Carlyle Financial Services, Ltd., TCG Financial Services, L.P. is c/o Intertrust Corporate Services, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005 Cayman Islands. The address for each of the other Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

(c)	Citizenship of each Reporting Person is:

TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., Carlyle Financial Services, Ltd., TCG Financial Services, L.P. are organized in the Cayman Islands. Carlyle Holdings II L.P. is a Québec société en commandit. Each of the other Reporting Persons is organized in the state of Delaware.

(d)	Title of Class of Securities:

Common stock, par value $0.01 per share (“Common Stock”).

(e)	CUSIP Number:

06652K103

ITEM 3.

Not applicable.

CUSIP No. 06652K103	SCHEDULE 13G	Page 27 of 34

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of January 31, 2014, based upon 101,013,014 shares of the Issuer’s Common Stock outstanding as of December 31, 2013.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C.	3,448,314	3.4%	0	3,448,314	0	3,448,314
The Carlyle Group L.P.	3,448,314	3.4%	0	3,448,314	0	3,448,314
Carlyle Holdings II GP L.L.C.	3,092,658	3.1%	0	3,092,658	0	3,092,658
Carlyle Holdings II L.P.	3,092,658	3.1%	0	3,092,658	0	3,092,658
TC Group Cayman Investment Holdings, L.P.	3,092,658	3.1%	0	3,092,658	0	3,092,658
TC Group Cayman Investment Holdings Sub L.P.	3,092,658	3.1%	0	3,092,658	0	3,092,658
TC Group V, L.L.C.	1,546,329	1.5%	0	1,546,329	0	1,546,329
TC Group V, L.P.	1,546,329	1.5%	0	1,546,329	0	1,546,329
Carlyle Partners V, L.P.	1,455,378	1.4%	0	1,455,378	0	1,455,378
CP V Coinvestment A, L.P.	58,450	0.1%	0	58,450	0	58,450
CP V Coinvestment B, L.P.	3,220	*	0	3,220	0	3,220
Carlyle Partners V-A, L.P.	29,281	*	0	29,281	0	29,281
Carlyle Financial Services, Ltd.	1,546,329	1.5%	0	1,546,329	0	1,546,329
TCG Financial Services, L.P.	1,546,329	1.5%	0	1,546,329	0	1,546,329
Carlyle Financial Services BU, L.P.	1,546,329	1.5%	0	1,546,329	0	1,546,329
Carlyle Holdings I GP Inc.	355,656	0.4%	0	355,656	0	355,656
Carlyle Holdings I GP Sub L.L.C.	355,656	0.4%	0	355,656	0	355,656
Carlyle Holdings I L.P.	355,656	0.4%	0	355,656	0	355,656
TC Group, L.L.C.	355,656	0.4%	0	355,656	0	355,656
TC Group Sub L.P.	355,656	0.4%	0	355,656	0	355,656
TC Group CSP II, L.L.C.	355,656	0.4%	0	355,656	0	355,656
CSP II General Partner, L.P.	355,656	0.4%	0	355,656	0	355,656
Carlyle Strategic Partners II, L.P.	343,708	0.3%	0	343,708	0	343,708
CSP II Coinvestment, L.P.	11,948	*	0	11,948	0	11,948

*	Represents less than 0.1% of the Common Stock outstanding.

Carlyle Partners V, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P., Carlyle Partners V-A, L.P. and Carlyle Financial Services BU, L.P. are the record holders of 1,455,378, 58,450, 3,220, 29,281 and 1,546,329 shares of Common Stock, respectively. Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. are the record holders of 343,708 and 11,948 shares of Common Stock, respectively.

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ.

CUSIP No. 06652K103	SCHEDULE 13G	Page 28 of 34

The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P. TC Group Cayman Investment Holdings Sub L.P. is the managing member of TC Group V, L.L.C., which is the general partner of TC Group V, L.P., which is the general partner of each of Carlyle Partners V, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P. and Carlyle Partners V-A, L.P. TC Group Cayman Investment Holdings Sub L.P. is also the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of Carlyle Financial Services BU, L.P. Accordingly, Carlyle Group Management L.L.C. and each of the entities mentioned in this paragraph may be deemed to share beneficial ownership of the shares of Common Stock owned of record by Carlyle Partners V, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P., Carlyle Partners V-A, L.P. and Carlyle Financial Services BU.

The Carlyle Group L.P. is also the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group CSP II, L.L.C., which is the general partner of CSP II General Partner, L.P., which is the general partner of each of Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. Accordingly, Carlyle Group Management L.L.C. and each of the entities mentioned in this paragraph may be deemed to share beneficial ownership of the shares of Common Stock owned of record by Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P.

ITEM 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

CUSIP No. 06652K103	SCHEDULE 13G	Page 29 of 34

ITEM 10.	Certification

Not applicable.

CUSIP No. 06652K103	SCHEDULE 13G	Page 30 of 34

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2014

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II GP L.L.C.
By: The Carlyle Group L.P., its managing member
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS II L.P.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP CAYMAN INVESTMENT HOLDINGS, L.P.
By: Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. 06652K103	SCHEDULE 13G	Page 31 of 34

TC GROUP CAYMAN INVESTMENT HOLDINGS SUB L.P.
By:	TC Group Cayman Investment Holdings, L.P., its general partner
By:	Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP V, L.L.C.
By:	TC Group Cayman Investment Holdings Sub L.P., its managing member
By:	TC Group Cayman Investment Holdings, L.P., its general partner
By:	Carlyle Holdings II L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP V, L.P.

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

CARLYLE PARTNERS V, L.P.
By:	TC Group V, L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

CP V COINVESTMENT A, L.P.
By:	TC Group V, L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

CP V COINVESTMENT B, L.P.
By:	TC Group V, L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

CUSIP No. 06652K103	SCHEDULE 13G	Page 32 of 34

CARLYLE PARTNERS V-A, L.P.
By:	TC Group V, L.P., its general partner

By:	/s/ Jeremy W. Anderson, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

CARLYLE FINANCIAL SERVICES, LTD.
By:	TC Group Cayman Investment Holdings Sub L.P., its managing member
By:	TC Group Cayman Investment Holdings, L.P., its general partner
By:	Carlyle Holdings II L.P., its general partner

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TCG FINANCIAL SERVICES, L.P.
By:	Carlyle Financial Services, Ltd., its general partner

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE FINANCIAL SERVICES BU, L.P.
By:	TCG Financial Services, L.P., its general partner
By:	Carlyle Financial Services, Ltd., its general partner

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I GP INC.

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I GP SUB L.L.C.
By:	Carlyle Holdings I GP Inc., its managing member

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. 06652K103	SCHEDULE 13G	Page 33 of 34

CARLYLE HOLDINGS I L.P.
By:	Carlyle Holdings I GP Sub L.L.C., its general partner
By:	Carlyle Holdings I GP Inc., its managing member

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP, L.L.C.
By:	Carlyle Holdings I L.P., its managing member

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP SUB L.P.
By:	TC Group, L.L.C., its general partner
By:	Carlyle Holdings I L.P., its managing member

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP CSP II, L.L.C.

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Managing Director

CSP II GENERAL PARTNER, L.P.

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

CARLYLE STRATEGIC PARTNERS II, L.P.
By:	CSP II General Partner, L.P., its general partner

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

CUSIP No. 06652K103	SCHEDULE 13G	Page 34 of 34

CSP II COINVESTMENT, L.P.
By:	CSP II General Partner, L.P., its general partner

By:	/s/ R. Rainey Hoffman, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Authorized Person

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney (incorporated by reference to Exhibit 24 to the Schedule 13G filed by the Reporting Persons on February 14, 2013).

99	Joint Filing Agreement (incorporated by reference to Exhibit 99 to the Schedule 13G filed by the Reporting Persons on February 14, 2013).